CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholder of Strong Life Stage Series, Inc.

We consent to the inclusion in Pre-Effective Amendment No. 1 to the Registration Statement of Strong Life Stage Series, Inc. on Form N-1A of our report dated December 16, 1998, on our audits of the statements of assets and liabilities of Strong Conservative Portfolio, Strong Moderate Portfolio and Strong Aggressive Portfolio (all of the portfolios constituting the Strong Life Stage Series, Inc.) as of December 15, 1998. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
December 16, 1998

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